UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007

1-12340
(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware 03-0339228
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676
(Address of registrant's principal executive office)

(802) 244-5621
(Registrant's telephone number)

Item 1.01 Entry into a Material Definitive Agreement.

On November 6, 2007, Green Mountain Coffee Roasters, Inc. (the "Company") entered into an Amended and Restated Lease Agreement (the "A&R Lease") with Pilgrim Partnership, L.L.C. ("Pilgrim"). The A&R Lease amends and restates the Lease Agreement by and between the Company and Pilgrim dated as of April 28, 1993, as amended from time to time. Pursuant to A&R Lease, the Company leases its manufacturing facilities in Waterbury, Vermont and holds development rights with respect to other property owned by Pilgrim (together, the "Subject Property").

The A&R Lease, effective as of September 1, 2007, provides for the following additional terms and conditions:

  The term of the lease is extended until August 31, 2017. Previously, the lease was set to expire August 31, 2014.
  Annual lease payments for the Subject Property will be approximately $540,000 for the year ending August 31, 2008, thereafter increasing 2.0% per year to approximately $645,000 for the year ending August 31, 2017.
  The terms of the Company's option to purchase the Subject Property are revised to extend the term of the option through the extended term of the lease and to provide for an initial aggregate purchase price of approximately $4.87 million, with an annual increase to the purchase price of 2.5% beginning September 1, 2008 and each anniversary thereof until September 1, 2017, at which time the annual increase will be reduce to 2.0%.

The Company's option to purchase the Subject Property was previously included in a lease agreement between the Company and Pilgrim pursuant to which the Company leases the land for its primary distribution facility in Waterbury, Vermont (the "Land Lease"). The Company and Pilgrim accordingly amended the Land Lease on November 6, 2007 to remove the option to purchase the Subject Property. In addition, the parties amended the Land Lease to extend the term of the option to purchase the land through the term of the lease (previously the option expired in 2010) and provide for 2.5% annual increases to the land purchase price. The other terms of the Land Lease remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By: /s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer

Date: November 13, 2007